Exhibit 19.1

Insider Trading Policy
This Insider Trading Policy (this “policy”) applies to (i) all officers, directors, and employees of APA Corporation and its subsidiaries and affiliates worldwide (collectively, the “Company”), (ii) all contractors, consultants, agents, and advisors of the Company, (iii) all other persons and entities who may from time to time have access to the Company’s material nonpublic information (information that has a substantial likelihood that a reasonable investor would consider it important in deciding to buy, sell, or hold the Company’s securities and that has not been widely disseminated, such as through a press release or other public disclosure) and are designated by the Company as being subject to this policy (such persons and entities, collectively with the persons identified in clauses (i) and (ii) above, the “Covered Persons”), and (iv) all family members of, persons sharing the household of, and entities controlled by a Covered Person (such family members, other persons, and entities, collectively, the “Related Persons”).
The insider trading and other anti-fraud provisions of the federal securities laws restrict your ability to trade in Company securities while you are in possession of material nonpublic information that you acquire in the course of working for the Company (also referred to as “inside information”). These laws also limit your ability to share inside information with others, including members of your family and your fellow employees. Violations of the federal securities laws can carry severe civil and criminal penalties for the Company and for you personally, so please read this policy carefully.
What Transactions are Subject to this Policy?
This policy applies to all purchases, sales, and bona fide gifts of Company securities, including the Company’s common stock (“common stock”), options to purchase common stock, and other securities and derivative securities the Company may issue from time to time, including preferred stock, convertible notes, and warrants, as well as any derivative securities issued by third parties that relate to Company securities.
Who Administers this Policy?
The Company’s office of the corporate secretary is responsible for administering this policy, and the Company’s corporate secretary (including any assistant secretary delegated responsibilities hereunder by the corporate secretary) is responsible for interpretations of and determinations under this policy. Any such determination or interpretation by the corporate secretary shall be final and not subject to further review.
What is the Company’s Policy?
It is the policy of the Company that no Covered Person who is aware of material nonpublic information about the Company may, directly or indirectly through family members or other Related Persons:
•engage in transactions in Company securities, except as expressly permitted under “Are There Exceptions to this Policy?” below;
•recommend that others engage in transactions in Company securities;
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Insider Trading Policy
•use such information to his or her advantage; or
•disclose such material nonpublic information.
It is also the policy of the Company that no Covered Person who, in the course of working for the Company, becomes aware of material nonpublic information about another company with which the Company (i) does, or proposes to do, business (such as a customer, supplier, distributor, or vendor) or (ii) is engaged, or proposes to engage, in a transaction (such as an acquisition, divestiture, merger, or joint venture) or other business relationship (all such activities, collectively, “business relationships”) may engage in transactions in such other company’s securities until such material nonpublic information becomes public or is no longer material. There are no exceptions to this policy, except as specifically referenced above and set forth herein.
What is Material Information?
Information is material to the Company if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, sell, or hold the Company’s securities. Any information that could be expected to impact the Company’s stock price (whether positively or negatively) should be considered material. While there is no bright-line test for assessing materiality, the following are examples of information that would normally be considered material:
•dividend increases or decreases,
•earnings estimates,
•changes in previously announced earnings estimates,
•significant expansions or curtailments of operations,
•significant increases or declines in business,
•significant merger, acquisition, or joint venture discussions,
•significant new services or discoveries,
•significant asset write-downs (or write-ups),
•unusual borrowings or securities offerings,
•major litigation,
•liquidity problems,
•availability of credit (or lack of availability),
•extraordinary managerial developments,
•purchases or sales of significant assets, and
•significant cybersecurity incidents.
This list is not exhaustive, and other information concerning the Company, its prospects or activities may be material depending on the facts and circumstances. If you are not sure if the information you possess is material, then please contact the corporate secretary to discuss.

Insider Trading Policy
What are Your Responsibilities Under this Policy?
Your Transactions
You are responsible for complying with this policy and for determining if you are in possession of material nonpublic information prior to trading in Company securities. If you are (or are later deemed to be) in possession of material nonpublic information at the time of a transaction, then no action taken by the Company, the corporate secretary, or any other officer, director, or employee of the Company, pursuant to this policy or otherwise, can or will shield you from a violation of this policy or the federal securities laws.
Transactions by Your Related Persons
You are responsible not only for your transactions in Company securities, but also for transactions by your Related Persons, including members of your family, other persons who share your household, and entities that you control (including corporations, partnerships, limited liability companies, and trusts, among others). For purposes of this policy and the federal securities laws, you should treat transactions by your Related Persons as if they were transactions for your own account. As such, it is important that you make your Related Persons aware of this policy, the federal securities laws, and your and their obligations hereunder and thereunder.
Transactions by Your Subordinates
If you are a supervisor or manager, then you may also be responsible for insider trading violations by your subordinates, if you (i) know or recklessly disregard the fact that the subordinate is likely to engage in insider trading and (ii) fail to take steps to prevent the violation before it occurs. This means supervisor or manager must not only exercise caution in their own trading but must also carefully supervise any subordinates who routinely have access to material nonpublic information. If you believe a subordinate has violated, is violating, or may violate this policy or the federal securities laws, then you should alert the corporate secretary immediately.
Are There Exceptions to this Policy?
Transactions Under Company Plans or with the Company
Regularly scheduled purchases of Company common stock, which are automatically made in accordance with your prior elections, under the Company’s 401(k) Plan, Dividend Reinvestment Plan, Non-Qualified Retirement/Savings Plan, or Non-Qualified Restorative Retirement Savings Plan (each, a “Company plan”) will not constitute insider trading, even if you possess material nonpublic information at the time of purchase, as long as you did not possess material nonpublic information at the time you made the election. However, you cannot make any new elections under a Company plan during a blackout period or while you are in possession of material nonpublic information. Additionally,

Insider Trading Policy
transactions in Company securities with the Company, including purchases of Company securities from the Company and sales of Company securities to the Company, are not subject to this policy.
Transactions Under Rule 10b5-1 Plans
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense to insider trading liability for a person who trades in Company securities under a trading plan adopted in good faith and at a time when he or she did not possess material nonpublic information about the Company (a “plan participant”). In order to rely on the defense provided by Rule 10b5-1, a Covered Person must have an effective trading plan for transactions in Company securities that meets certain conditions set forth in Rule 10b5-1 (a “Rule 10b5-1 plan”). All Rule 10b5-1 plans must be approved in advance by the corporate secretary. If you have questions regarding Rule 10b5-1 plans or would like to request preapproval of a Rule 10b5-1 plan, then please contact the corporate secretary to discuss.
When Can You Trade?
The Company has chosen not to implement Company-wide policies such as blackout periods and mandatory preclearance procedures for its employees, except as expressly provided under “Are You Subject to Additional Restrictions?” below. Under this policy and the federal securities laws, you are responsible for determining if you are in possession of material nonpublic information prior to trading in Company securities. Even after material information is publicly disclosed by the Company, it is important not trade in Company securities until sufficient time has elapsed for the information to be fully disseminated to, and absorbed by, the market.
As a general rule, information should not be considered fully absorbed by the market until the first business day following its public release. For example, if the Company issues a press release before the markets open on a Monday, then you could begin trading when the markets open on Tuesday. Alternatively, if the Company issues a press release after the markets close on a Monday, then you could begin trading when the markets open on Wednesday.
Are You Subject to Additional Restrictions?
Certain Covered Persons who routinely have access to the Company’s material nonpublic information, including the Company’s directors and executive officers and certain other officers and specified employees designated from time to time by the corporate secretary (collectively, “Restricted Persons”), are subject to additional restrictions and procedures that do not apply to other Covered Persons under this policy. These restrictions and procedures are intended to facilitate compliance with this policy and the federal securities laws, and to avoid even the appearance of impropriety, when such Restricted Persons are (or may be deemed to be) in possession of material nonpublic information.

Insider Trading Policy
Quarterly Blackout Periods
Restricted Persons who are designated by the corporate secretary as subject to the Company’s quarterly blackout periods (and their Related Persons) may not engage in transactions in Company securities during the period beginning 15 days after the end of each fiscal quarter and ending one full trading day following the Company’s public release of its earnings results for such quarter or fiscal year (in the case of the fourth quarter). The Company’s typical practice is to issue earnings after the markets close on a Wednesday, in which case, the applicable quarterly blackout period would end at the opening of trading on Friday.
Special Blackout Periods
From time to time, events may occur (or be proposed) that are material to the Company and known by only a limited number of Company personnel. Restricted Persons who are (or may deemed to be) aware of a material nonpublic event and designated by the corporate secretary as subject to the special blackout period implemented in connection therewith (and their Related Persons) may not engage in transactions in Company securities for so long as the event remains material and nonpublic. During any special blackout period, you should not disclose to any other person the existence of, or any information related to, the material nonpublic event or the fact that the trading window has been closed, nor should you discuss with anyone the advisability of trading in Company securities.
Each special blackout period will end on the first business day following the Company’s public release of material nonpublic information regarding the applicable event. For example, if the Company issues a press release before the markets open on a Monday, then the special blackout period would end at the opening of trading on Tuesday. Alternatively, if the Company issues a press release after the markets close on a Monday, then the special blackout period would end at the opening of trading on Wednesday. If you have any doubt whether a special blackout period has ended, then you should contact the corporate secretary to discuss.
Preclearance Procedures
Restricted Persons are prohibited from engaging in transactions in Company securities without first obtaining preclearance of such transactions from the corporate secretary. The corporate secretary is under no obligation to approve transactions submitted for preclearance and may determine not to permit any transaction that he or she concludes would violate this policy or the federal securities laws. Any such determination by the corporate secretary shall be final and not subject to further review. If you are a Restricted Person, and your request for preclearance of a transaction is denied, then you should not (i) engage in any transaction in Company securities until you receive preclearance from the corporate secretary or (ii) disclose to any other person that your request for preclearance was denied.
If you have any questions about this policy, the federal securities laws, or a proposed transaction, then please contact the corporate secretary to discuss.